EXHIBIT 23.2




Consent of Berg & Co.



We consent to the use in this Annual Report on Form 10-KSB of AccuImage Diagnostics Corp. of our report dated February 15, 2000, relating to the financial statements of AccuImage Diagnostics Corp., which appear in such Annual Report. We also consent to the reference to us under the heading "Experts" in such Annual Report.

/s/ BERG & COMPANY
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Berg & Company
March 8, 2000


                                  EXHIBIT 23.2